As filed with the Securities and Exchange Commission on August 12, 2008
Registration No. 333-152906

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________
Amendment No. 1
to
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________
DHT MARITIME, INC.
(Exact name of registrant as specified in its charter)
_______________________

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	26 New Street St. Helier, Jersey JE2 3RA Channel Islands +44 (0) 1534 639759 (Address and telephone number of registrant’s principal executive offices)	N/A (I.R.S. Employer Identification Number)
_______________________

CT Corporation
111 Eighth Avenue
New York, New York 10011
(212) 550-9100
(Name, address and telephone
number of agent for service)

With copies to:

Erik R. Tavzel, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000
_______________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.
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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(1)(3)	Amount of registration fee
Common stock, par value $.01 per share
Preferred stock, par value $.01 per share
Debt securities
Total		100%	$200,000,000	$7,860*

_______________________
*	Previously paid.

(1)
There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock and such indeterminate principal amount of debt securities as will have an aggregate initial offering price not to exceed $200 million, or if any securities are issued in any foreign currency units, the equivalent thereof in foreign currencies. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $200 million, less the aggregate dollar amount of all securities previously issued hereunder. The securities being registered also include such indeterminate principal amount of debt securities and such indeterminate number of shares of preferred stock and common stock as may be issued upon conversion of, or in exchange for, any other debt securities or preferred shares that provide for conversion or exchange.

(2)
The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.C. of Form F-3 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933, as amended.

_______________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

$200,000,000

_____________________________________________________________________

Through this prospectus, we may periodically offer:

●	our common stock;

●	our preferred stock; and

●	our debt securities.

We may from time to time offer and sell the securities directly or through agents, underwriters or broker-dealers at prices and on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other national security exchanges on which our common stock is then traded, in the over-the-counter market or in negotiated transactions. See the section entitled “Plan of Distribution” on page 12 of this prospectus. To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement, which will accompany this prospectus. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a prospectus supplement. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “DHT.”

Investing in our securities involves risk. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2008.

______________________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities Exchange Commission, or the “Commission,” using a shelf registration process. Under the shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $200 million. This prospectus provides you with a general description of the securities that may be offered by us. Each time we sell securities, we are required to provide you with this prospectus, as well as a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement, together with all additional information described in the section entitled “Where You Can Find Additional Information” on page 34 of this prospectus.

This prospectus does not contain all the information provided in the registration statement we have filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described in the section entitled “Where You Can Find Additional Information” on page 34 of this prospectus.

PROSPECTUS SUMMARY

Before investing in our securities, you should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference for a more complete understanding of our business and this offering. You should pay special attention to the section entitled “Risk Factors” on page 9 of this prospectus, as well as our financial statements and the related notes. Unless we specify otherwise, all references and data in this prospectus to our “business,” our “vessels” and our “fleet” refer to the seven vessels comprising our initial fleet (the “initial vessels”) that we acquired simultaneously with the closing of our initial public offering, or “IPO,” on October 18, 2005 and the two Suezmax tankers that we acquired subsequent to our IPO. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and “our company” refer to DHT Maritime, Inc. and its subsidiaries. The shipping industry’s functional currency is the U.S. dollar. All of our revenues and most of our operating costs are in U.S. dollars. All references in this prospectus to “$” and “dollars” refer to U.S. dollars.

Our Company

We operate a fleet of double hull tankers. Our fleet currently consists of three very large crude carriers, or “VLCCs,” which are tankers ranging in size from 200,000 to 320,000 deadweight tons, or “dwt,” two Suezmax tankers, or “Suezmaxes,” which are tankers ranging in size from 130,000 to 170,000 dwt, and four Aframax tankers, or “Aframaxes,” which are tankers ranging in size from 80,000 to 120,000 dwt.  Our fleet principally operates on international routes and had a combined carrying capacity of 1,659,921 dwt and a weighted average age of 8.2 years as of June 30, 2008, compared with a weighted average age of 10.4 years for the world crude tanker fleet.

We acquired our seven initial vessels from subsidiaries of Overseas Shipholding Group, Inc., or “OSG,” on October 18, 2005 in exchange for cash and shares of our common stock and have time chartered these vessels back to certain subsidiaries of OSG.  In addition, on December 4, 2007 and January 28, 2008, we acquired our two Suezmaxes, the Overseas Newcastle and Overseas London, respectively, in exchange for cash and have bareboat chartered these vessels to certain subsidiaries of OSG.

Our strategy is to charter our fleet primarily pursuant to multi-year charters so as to take advantage of the stable cash flow associated with long-term charters.  In addition, all but one of our charter arrangements include a profit sharing component that gives us the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters.  Six of our seven initial vessels are currently operated in the Tankers International Pool and the Aframax International Pool and we expect our potential to earn additional hire will benefit from the higher utilization rates realized by these pools.  In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance.

With effect from October 18, 2005, we time chartered our seven initial vessels to subsidiaries of OSG for terms ranging from five to six and one-half years.  The two Suezmaxes that we subsequently acquired are bareboat chartered to subsidiaries of OSG for terms of seven years and ten years, respectively, commencing on the respective delivery dates of the vessels.  Under each of the time charters for our initial vessels, the charters may be renewed by the charterer on one or more successive occasions for periods of one, two or three years, up to an aggregate of five, six or eight years, depending on the vessel.  If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the length of the extension period) for the vessel’s class, as decided by a shipbrokers’ panel, or (ii) the basic hire rate set forth in the applicable charter.  The shipbrokers’ panel will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and the charterer.  Each of the bareboat charters for our Suezmaxes does not allow the charterer to extend the charter period.

We were incorporated under the laws of the Marshall Islands in April 2005.  In June 2008, we changed our name from “Double Hull Tankers, Inc.” to “DHT Maritime, Inc.”  We maintain our principal executive offices at 26 New Street, St. Helier, Jersey JE2 3RA, Channel Islands.  Our telephone number at that address is +44 (0) 1534 639759.  Our website address is www.dhtmaritime.com.  The information on our website is not a part of this prospectus.

Our Fleet

We purchased our three VLCCs and four Aframaxes from subsidiaries of OSG in connection with our IPO.  Our three VLCCs, due to their large size, principally operate on long-haul routes from the Middle East or West Africa to the Far East, Northern Europe, the Caribbean and the U.S. Gulf, trading through the Tankers International Pool.  Although our four Aframaxes are also designed for global trading, three of our Aframaxes typically trade through the Aframax International Pool in the Atlantic Basin on shorter-haul routes between Northern Europe, the Caribbean, the United States and the Mediterranean Sea.  Our fourth Aframax is employed in OSG’s lightering trade, primarily in the U.S. Gulf.  The two Suezmaxes that we recently acquired principally operate on routes from West Africa to the U.S. Gulf, and in the Atlantic Basin on routes between Northern Europe, the Caribbean, the United States and the Mediterranean.

The following table presents certain information concerning our seven initial vessels and their associated time charters, each of which commenced on October 18, 2005:

Vessel	Type	Dwt	Year Built	Term of Initial Charter	Year 2 Basic Charter Rate(1)	Term of Extension Periods	Maximum Aggregate Extension Term
				(years)	($/day)	(years)	(years)
Overseas Ann	VLCC	309,327	2001	6½	37,400	1, 2 or 3	8
Overseas Chris	VLCC	309,285	2001	6	37,400	1, 2 or 3	8
Overseas Regal	VLCC	309,966	1997	5½	37,400	1, 2 or 3	6
Overseas Cathy	Aframax	112,028	2004	6¼	24,700	1, 2 or 3	8
Overseas Sophie	Aframax	112,045	2003	5¾	24,700	1, 2 or 3	8
Overseas Rebecca	Aframax	94,873	1994	5	18,700	1, 2 or 3	5
Overseas Ania	Aframax	94,848	1994	5	18,700	1, 2 or 3	5
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(1)   Amounts represent basic hire charter rates, which increase annually by amounts that vary by vessel class and year.

The following table presents certain information concerning our two Suezmaxes and their associated bareboat charters, each of which commenced upon delivery of the vessels on December 4, 2007 and January 28, 2008, respectively:

Vessel	Type	Dwt	Year Built	Delivery Date	Term of Bareboat Charter
					(years)
Overseas Newcastle	Suezmax	164,626	2001	Dec. 2007	7
Overseas London	Suezmax	152,923	2000	Jan. 2008	10

With respect to the Overseas Newcastle, the basic bareboat charter rate is $26,300 per day for the first three years of the charter term, and is reduced to $25,300 per day for the last four years of the charter term.  In addition to the bareboat charter rate, we will, through the profit sharing element of the charter agreement, earn 33% of the vessel’s earnings above the time charter equivalent rate of $35,000 per day for the first three years of the charter term and above $34,000 per day for the last four years of the charter term, calculated on a four quarter rolling average.  At the end of the seven year charter term, OSG has the right to acquire the vessel for $77 million.

With respect to the Overseas London, the bareboat charter rate is $26,600 per day for the term of the charter.  There is no profit sharing component to the charter agreement.  OSG has the right to acquire the vessel at the end of the eighth, ninth and tenth year of the charter term, respectively, at a price of $71 million, $67 million and $60 million, respectively.  If OSG elects to exercise its purchase option, we will, in addition to the purchase option price, receive an amount equal to 40% of the difference between the market price of the vessel at the time the purchase option is exercised and the purchase option price.

Our Competitive Strengths

We believe that we have a number of strengths that provide us with a competitive advantage in the tanker industry, including:

●
A modern, high quality fleet.  As of June 30, 2008, our fleet had a weighted average age of 8.2 years, compared with a weighted average age for the world crude tanker fleet of 10.4 years.  All of our vessels are of double-hull construction.  We believe that owning and maintaining a modern, high quality fleet reduces off hire time and operating costs, improves safety and environmental performance and provides us with a competitive advantage in securing employment for our vessels.

●
Participation in OSG’s pooling arrangements.  We believe that we benefit from OSG’s membership in the Tankers International Pool in respect of our three VLCCs and the Aframax International Pool in respect of three of our four Aframaxes, and we expect OSG’s subsidiaries to continue to operate such VLCCs and Aframaxes in these pools.  We believe that, over a longer period of time, our potential to earn additional hire will be enhanced by the higher utilization rates and lower overhead costs that a vessel operating inside a pool can achieve compared with a vessel operating independently outside of a pool.

●
An experienced management team.  Our management team is led by Ole Jacob Diesen, our chief executive officer, who has over 30 years of experience in the shipping industry.  Mr. Diesen has been an independent corporate and financial management consultant since 1997 and has extensive experience in the shipping industry, including advising on a broad range of shipping transactions such as vessel sales and financings, vessel charters, pooling and technical management agreements.

Our Strategy

The key elements of our strategy are to:

●
Charter a substantial portion of our fleet under multi-year, fixed-rate charters that provide for profit sharing.  Currently we have time chartered all of our VLCCs and Aframaxes to subsidiaries of OSG, one of the world’s largest bulk-shipping companies, for remaining terms of the initial charter periods ranging from two and one-quarter to three and three-quarter years under charters that provide for fixed monthly payments, plus the potential to earn additional profit sharing payments.  We have also bareboat chartered our two Suezmaxes to subsidiaries of OSG for terms of seven years and ten years, respectively, which commenced upon delivery of the vessels in early December 2007 and late January 2008, respectively.  We believe that these long-term charters will generate stable and predictable cash flow and provide us with the opportunity to earn significant additional hire as market rates exceed our basic hire rates for our seven initial vessels and the Overseas Newcastle.

●
Fix a substantial portion of our operating costs under our ship management agreements.  Currently, all of our VLCCs and Aframaxes are managed by Tanker Management Ltd., referred to herein as “Tanker Management” or our “technical manager,” which is a wholly owned indirect subsidiary of OSG, pursuant to ship management agreements that became effective at the completion of our IPO.  Under these ship management agreements, Tanker Management has assumed all responsibilities for the technical management of each of our initial vessels and for most of the operating costs, excluding insurance premiums and vessel taxes.  The fee payable to Tanker Management under these ship management agreements was initially fixed through October 2007 and increases by 2.5% per year each year thereafter.  Since their delivery, our two Suezmaxes have been on bareboat charters to subsidiaries of OSG.  Under a bareboat charter arrangement, the charterer is responsible for paying all operating costs associated with the vessel.  Accordingly, we do not incur any operating costs associated with these two vessels.

●
Strategically expand our current fleet.  We intend to grow our fleet through timely and selective acquisitions or chartering of additional vessels.  We recently expanded our fleet by acquiring two Suezmaxes and intend to consider further potential acquisitions of additional tankers, as well as vessels other than tankers.  In connection with any such acquisitions, we may charter out such vessels either for multi-year or voyage-based periods.

Our Charters

We have time chartered our three VLCCs and four Aframaxes to subsidiaries of OSG for remaining terms of the initial charter periods ranging between two and one-quarter and three and three-quarter years.  We have bareboat chartered each of our Suezmaxes to subsidiaries of OSG for terms of seven years and ten years, respectively, which commenced upon delivery of the vessels in early December 2007 and late January 2008, respectively.  The daily base charter rate for each of our vessels, which we refer to as basic hire, is payable to us monthly in advance.

With respect to our seven initial vessels, the charterers and OSG International, Inc., or “OIN,” the charterers’ parent company, have agreed to pay us, in addition to the basic hire, an additional payment, quarterly in arrears, which we refer to as “additional hire.”  The additional hire payable, if any, in respect of any given quarter will be equal to 40% of the average revenue that our vessels earn, or are deemed to earn, for the charterers during that quarter (averaged on a rolling four quarter basis) in excess of the basic hire paid by the charterers to us during that quarter.  Revenue is calculated on an aggregate fleetwide basis, and depends on whether our vessels are operated in a pool:

●	if a vessel is operated in a pool, revenue earned by that vessel equals the share of actual pool net earnings allocated to the charterer, as determined by a formula administered by the pool manager;

●	if a vessel is operated outside of a pool:

●
for periods that the charterer subcontracts the vessel under a time charter, revenue earned by that vessel equals the time charter hire earned by the charterer, net of specified fees incurred by the charterer; and

●
for periods that the charterer does not subcontract the vessel in the time charter market, revenue deemed to be earned by that vessel is based on average spot market rates, which are rates for the immediate chartering of a vessel (usually for a single voyage), determined by a shipbrokers’ panel for a series of routes commonly served by vessels of the same class.

A pool constitutes a collection of similar vessels under various ownerships that are placed for operation under one administrator, which we refer to as the “pool manager.”  The pool manager markets the vessels as a single, cohesive fleet and collects, or pools, their net earnings prior to distributing them to the individual owners under a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance.  Pools offer their participants more opportunities to enter into multi-legged charters and contracts of affreightment, which can reduce non-earning days through scheduling efficiencies.

The three VLCCs in our fleet currently participate in the Tankers International Pool, in which OSG and eight other tanker companies participate.  As of June 30, 2008, the Tankers International Pool consists of 43 VLCCs and V Pluses, making it one of the world’s largest VLCC fleets.  Three of the four Aframaxes in our fleet currently participate in the Aframax International Pool, the world’s second largest Aframax fleet, which, as of June 30, 2008, operates 40 Aframaxes and has eight members, including OSG (which is one of the pool managers).

With respect to the Overseas Newcastle, one of our Suezmaxes, the charterer has agreed to pay us, in addition to the basic hire, additional hire equal to 33% of the average revenue that the vessel earns for the charterer (averaged on a rolling four quarter basis) in excess of the time charter equivalent rate of $35,000 per day for the first three years of the charter term and above $34,000 per day for the last four years of the charter term.  We do not receive any additional hire in respect of the Overseas London, our other Suezmax.

Technical Management of Our Fleet

In connection with each of our VLCCs and Aframaxes, we have entered into ship management agreements with Tanker Management with effect from October 18, 2005, which we refer to as the “ship management agreements.”  Under the ship management agreements, Tanker Management is responsible for the technical management and for most of the operating costs of these vessels, including crewing, maintenance, ordinary repairs, scheduled drydockings, insurance deductibles (subject to the limits set forth in the ship management agreements) and other vessel operating expenses, excluding insurance premiums.  In exchange for these services, we pay Tanker Management a daily fee, which we refer to as the “technical management fee,” for each vessel under management.  The technical management fee for each vessel is payable monthly in advance based on the actual number of days in the month.  The fee was initially fixed through October 2007 and increases by 2.5% per year each year thereafter.  Neither us nor Tanker Management is able to cancel any ship management agreement (as amended) prior to the third anniversary of the effective date of such agreement (i.e., prior to October 18, 2008), except for cause.  Beginning on the third anniversary, the ship management agreements (as amended) are cancelable by us or Tanker Management for any reason at any time upon 90 days’ advance notice.  Each charterer has the right to approve any replacement manager that we may select.  Our two Suezmaxes are on bareboat charters to subsidiaries of OSG.  We do not incur any operating costs associated with these vessels, since under a bareboat charter arrangement the charterer is responsible for paying all costs of operating the vessel, including voyage and vessel expenses.

Dividend Policy

We intend to pay quarterly dividends of $0.25 per share to holders of our common stock in March, June, September and December of each year.  Our board of directors may review and amend our dividend policy from time to time in accordance with any future growth of our fleet or for other reasons.

Our Credit Facility

On October 18, 2005, we entered into a $401 million secured credit facility with The Royal Bank of Scotland, or “RBS,” that has a term of ten years, with no principal amortization for the first five years.  This credit facility initially consisted of a $236 million term loan, a $150 million vessel acquisition facility and a $15 million working capital facility.  The credit facility is secured by mortgages on all of our vessels, assignments of earnings and insurances and pledges over our bank accounts.  We are the borrower under the credit facility, and each of our vessel owning subsidiaries has guaranteed our obligations under the credit facility.

We borrowed the entire amount available under the term loan upon the completion of our IPO to fund a portion of the purchase price for the seven initial vessels that we acquired from certain subsidiaries of OSG.  On November 29, 2007, we amended our credit facility to increase the total commitment thereunder by $19 million to $420 million.  Under the terms of our amended credit facility, our previous $15 million working capital facility and $150 million vessel acquisition facility were cancelled and replaced with a new $184 million vessel acquisition facility, which we have used to fund the entire purchase price of our two recently acquired Suezmaxes, the Overseas Newcastle and the Overseas London.

Following the above-mentioned increase, our credit facility is repayable with one installment of $75 million no later than December 31, 2008, and commencing on January 18, 2011 our credit facility is repayable in 27 quarterly installments of $9,075,000.  A final payment of $99,975,000 will be payable with the last quarterly installment.

Borrowings under the initial $236 million term loan bear interest at an annual rate of LIBOR plus a margin of 0.70%.  Borrowings under the vessel acquisition facility bear interest at an annual rate of LIBOR plus a margin of 0.85%.  To reduce our exposure to fluctuations in interest rates, we entered an interest rate swap on October 18, 2005, pursuant to which we fixed the interest rate for five years on the full amount of our $236 million term loan at 5.60%.  On October 16, 2007, we entered into an interest rate swap pursuant to which we fixed the interest rate until January 18, 2013 on an amount of $100 million at 5.94%.  We were required to pay a $1.5 million fee in connection with the arrangement of our credit facility in October 2005 and a commitment fee of 0.3% per annum, which will be payable quarterly in arrears, on the undrawn portion of the facility.  We were required to pay an arrangement fee of $95,000 in October 2007 in connection with the increase in our credit facility from $401 million to $420 million.

First Quarter 2008 Summary Consolidated Financial Statements

The following sets forth certain information with respect to our results of operations for the three months ended March 31, 2008.  This summary information is unaudited and reflects any adjustments necessary, in management’s opinion, for a fair presentation of such information.

Summary Consolidated Balance Sheets
(unaudited)

($ in thousands)	March 31, 2008	December 31, 2007

Current Assets
Cash and cash equivalents	$22,485	$10,365
Voyage receivables from OSG	2,801	1,547
Prepaid expenses	698	452
Prepaid technical management fee to OSG	1,313	1,357
Total Current Assets	27,297	13,721

Vessels, net	482,143	398,005
Other assets incl. deferred debt issuance cost	1,424	1,337
Vessel acquisition deposits		9,145

Total Assets	$510,864	$422,208

Current Liabilities
Accounts payable and accrued expenses	$4,976	$4,409
Unrealized loss on interest rate swap	21,944	10,218
Deferred shipping revenues	7,580	7,006
Current portion of long term debt	75,000	75,000
Total Current Liabilities	109,500	96,633

Long term debt net of current portion	344,000	253,700

Total Stockholders equity	57,364	71,875

Total Liabilities and Stockholders' Equity	$510,864	$422,208

Summary Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
($ in thousands except per share amounts)	2008	2007

Shipping revenues	$24,889	$20,231
Vessel expenses	4,713	4,775
Depreciation and amortization	6,193	4,171
General and administrative	1,001	807
Total operating expenses	11,907	9,753
Income from vessel operations	12,982	10,478
Interest income	148	220
Interest expense and amortization of deferred debt issuance cost	5,505	3,492
Net income	$7,625	$7,206

Basic net income per share	$0.25	$0.24
Diluted net income per share	$0.25	$0.24
Weighted average number of shares (basic)	30,030,811	30,013,954
Weighted average number of shares (diluted)	30,030,811	30,027,438

RISK FACTORS

We have identified a number of risk factors which you should consider before buying the securities described in this prospectus.  These risk factors are incorporated by reference into this prospectus from our most recent annual report on Form 20-F filed with the Commission.  For further details, see the section entitled “Where You Can Find Additional Information” on page 34 of this prospectus.  In addition, you should carefully consider any risks set forth under the heading “Risk Factors” in the accompanying prospectus supplement before investing in the securities offered by this prospectus.  If the events discussed in the risk factors referred to above occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected.  In such a case, the market price of our common stock could decline and you may lose all or part of your investment.  The risks referred to above are not the only ones that may exist.  Additional risks not currently known by us or risks that we deem immaterial may also impair our business operations.

USE OF PROCEEDS
Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include, without limitation, vessel acquisitions, business acquisitions or other strategic alliances, reduction of outstanding borrowings, capital expenditures and working capital.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is set forth below.  We have derived the ratios of earnings to fixed charges from our historical consolidated financial statements.  For the 290 days from January 1, 2005 to October 17, 2005 and the years ended December 31, 2004 and 2003, the consolidated financial statements represent the predecessor combined carve-out financial statements of the seven subsidiaries of OSG that owned the vessels comprising our initial fleet.  The predecessor combined carve-out financial statements are not indicative of the results we would have achieved had we operated as an independent public company for any period presented.  The ratios should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

		For the Year Ended December 31,		For the Period		For the Year Ended December 31,
	Three Months Ended March 31, 2008	2007	2006	Oct. 18 - Dec. 31, 2005	Jan. 1 - Oct. 17, 2005	2004	2003
Ratio of earnings to fixed charges	2.39	2.90	3.56	4.30	13.14	11.03	5.96

We have computed the ratios of earnings to fixed charges set forth above by dividing earnings by fixed charges.  For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income from continuing operations plus fixed charges.  Fixed charges consist of interest on all indebtedness.

As of the date of this prospectus, we have no preference shares outstanding and have not declared or paid any dividends on preference shares for the periods set forth above.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding (i) the owners of more than 5% of our common stock that we are aware of, and (ii) the total amount of common stock owned by all of our officers and directors, both individually and as a group, in each case immediately preceding and after giving effect to this offering.

	Shares of Common Stock Prior to the Offering		Shares of Common Stock Offered Hereby	Shares of Common Stock Following the Offering
Name	Number of Shares	Percent	Number of Shares	Number of Shares	Percent
Persons owning more than 5% of a class of our equity securities
Renaissance Technologies LLC(1)	1,754,800	5.85	0	1,754,800	5.85
Directors
Erik A. Lind(2)	12,464	*	0	12,464	*
Randee Day(2)	12,464	*	0	12,464	*
Rolf A. Wikborg(2)	12,464	*	0	12,464	*
Executive Officers
Ole Jacob Diesen(3)	62,237	*	0	62,237	*
Eirik Ubøe(4)	41,226	*	0	41,226	*
Tom R. Kjeldsberg(5)	21,318	*	0	21,318	*
Directors and executive officers as a group (6 persons)(6)	162,173	*	0	162,173	*
________________

*	Less than 1%

(1)	Based on a Schedule 13G filed by Renaissance Technologies LLC with the Commission on February 13, 2008.

(2)	Includes 9,428 shares of restricted stock subject to vesting conditions.

(3)
Does not include 11,574 options with an exercise price of $12 per share and expiring on October 18, 2015 subject to vesting conditions. Includes 47,087 shares of restricted stock subject to vesting conditions.

(4)
Does not include 11,574 options with an exercise price of $12 per share and expiring on October 18, 2015 subject to vesting conditions. Includes 27,676 shares of restricted stock subject to vesting conditions.

(5)	Includes 20,316 shares of restricted stock subject to vesting conditions.

(6)	Includes 123,363 shares of restricted stock subject to vesting conditions.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to a total of $200 million.  Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

We may sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

●
on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in privately negotiated transactions;

●	in an exchange distribution in accordance with the rules of the applicable exchange;

●	as settlement of short sales entered into after the date of the prospectus;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through broker-dealers, who may act as agents or principals;

●	through sales “at the market” to or through a market-maker;

●	in a block trade, in which a broker-dealer will attempt to sell a block as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	through one or more underwriters on a firm commitment or best-efforts basis;

●	directly to one or more purchasers;

●	through agents;

●	in options transactions;

●	over the internet;

●	any other method permitted pursuant to applicable law; or

●	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

●	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions; or

●	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, or “Securities Act,” rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions.  Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both.  Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated.  In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents.  Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Any underwriters, broker-dealers agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us.  We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions.  We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.  We may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers.  Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.  Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.  In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers.  In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters.  Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased.  We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement.  If we grant any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA,” the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

DESCRIPTION OF COMMON STOCK

A description of our common stock can be found in our Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

DESCRIPTION OF PREFERRED STOCK

The material terms of any series of preferred stock that we offer, together with any material United States federal income tax considerations relating to such preferred stock, will be described in a prospectus supplement.

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine the terms of and rights attaching to such preferred stock, including with respect to, among other things, dividends, conversion, voting, redemption, liquidation, designation and the number of shares constituting any such series.  The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management.  The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured general obligations or secured obligations, which may be senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”).  The senior debt securities and subordinated debt securities are together referred to in this prospectus as the “debt securities.”  Any debt securities offered pursuant to this prospectus may be convertible debt securities.  The debt securities may be issued from time to time in one or more series, under one or more indentures, the form of which is attached as an exhibit to the registration statement of which this prospectus forms a part, each dated as of a date on or prior to the issuance of the debt securities to which it relates.  If we issue subordinated debt securities, the terms and provisions of those securities will be set forth in a supplemental indenture.  When we refer to an “indenture” in this prospectus, we are referring to the applicable indenture entered into between us and the trustee to be named in such indenture, as supplemented by any supplemental indenture.  The indentures will be filed either as exhibits to an amendment to the registration statement of which this prospectus forms a part or a prospectus supplement, or as exhibits to reports filed under the Securities Exchange Act of 1934, as amended, or “Exchange Act,” that will be incorporated by reference into the registration statement of which this prospectus forms a part or a prospectus supplement.  Each indenture will be subject to and governed by the Trust Indenture Act of 1939, or “Trust Indenture Act.”  If we issue any subordinated debt securities, the description of those securities and the subordinated indenture will be set forth in the related prospectus supplement.

The following description of the terms of the debt securities sets forth certain general terms and provisions.  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax consideration, as well as any applicable modifications of, or additions to, the general terms of the debt securities described below, which modifications and additions may be contained in the applicable prospectus supplement or supplemental indenture.  Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

The indenture will not limit the aggregate principal amount of debt securities which may be issued.  The debt securities may be issued in one or more series.  Unless otherwise provided in a prospectus supplement, the senior debt securities will have the same rank as all our other unsubordinated indebtedness.  Each series of subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our senior indebtedness.

If we decide to issue any debt securities pursuant to this prospectus, we will describe in a prospectus supplement the terms of the debt securities being offered, including the following:

●	the title, aggregate principal amount and authorized denominations;
●	the issue price, expressed as a percentage of the aggregate principal amount;
●	the maturity date;
●	the interest rate or the method for determining the interest rate, if any;
●
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
●	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;
●
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed, and any other terms and provisions of optional or mandatory redemptions;

●	the denominations in which offered debt securities of the series will be issuable;
●	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
●	any events of default not set forth in this prospectus;
●	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
●
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

●	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which such election may be made;

●
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

●
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

●	whether the indenture will provide for any covenants, including covenants restricting our ability to pay dividends or incur additional indebtedness;
●	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;
●	the identity of the depository for global securities;
●	the terms of the subordination of any series of subordinated debt;
●	any listing on any securities exchange or quotation system;
●	additional provisions, if any, related to defeasance and discharge of the offered debt securities;
●
whether payments on the offered debt securities will be made without withholding or deduction for any taxes or other governmental charges in effect on the date of issuance of the debt securities or imposed in the future;

●	the amount of discount or premium, if any, with which such debt securities will be issued;
●	a discussion of any material United States federal income tax considerations applicable to the debt securities; and
●	additional terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount.  One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate securities.  United States federal income tax consequences and other special considerations applicable to any such securities will be described in the applicable prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof.  Subject to the limitations provided in the indenture and in the prospectus supplement, the debt securities may be transferred or exchanged at the principal corporate trust office of the applicable trustee.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Global Securities

We expect that the following provisions will generally apply to depository arrangements for any portion of a series of debt securities to be represented by a global security.  Any additional or different terms of the depository arrangement will be described in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement and registered in the name of the depository or a nominee for the depository.  In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities.  Unless and until it is exchanged in whole or in part for the individual debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository, or by a nominee of such depository to such depository or another nominee of such depository, or by such depository or any such nominee to a successor of such depository or a nominee of such successor, and except in the circumstances described in the applicable prospectus supplement.

Upon the issuance of any global security, and the deposit of such global security with or on behalf of the depository for such global security, the depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of institutions that have accounts with such depository or its nominee.  The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us if the debt securities are offered and sold directly by us.  Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions.  Ownership of beneficial interests by participating institutions in a global security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the depository for such global security or by its nominee.  Ownership of beneficial interests in a global security by persons that hold such interests through participating institutions will be shown on, and the transfer of such beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions.  The laws of some jurisdictions may require that purchasers of securities take physical delivery of such securities in certificated form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture.  Except as otherwise provided in the applicable indenture and prospectus supplement, and except as specified below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in certificated form and will not be considered the owners or holders thereof for any purposes under the indenture.  Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which such person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture.  We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in a global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise provided in the applicable prospectus supplement, payments of principal, premium and interest on individual debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to such depository or its nominee, as the case may be, as the registered owner of such global security.

We expect that the depository for any debt securities represented by a global security, or its nominee, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository or its nominee.  We also expect that payments by participating institutions to owners of beneficial interests in a global security held through such participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street names.”  Such payments will be the responsibility of such participating institutions.  None of us, the trustee for the debt securities or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Unless otherwise specified in the applicable prospectus supplement or indenture, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

●
the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days of such event;

●	we in our sole discretion determine that the global security shall be exchangeable for certificated debt securities; or
●	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

If definitive debt securities are issued, an owner of a beneficial interest in the global security will be entitled to physical delivery of individual debt securities in certificated form of the series represented by that global security equal in principal amount to their beneficial interest, and to have the debt securities in certificated form registered in their name.

Covenants

The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities and described in a prospectus supplement.  These covenants may limit or restrict, among other things:

●	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;
●	the ability to make certain payments, dividends, redemptions or repurchases;
●	our ability to create dividend and other payment restrictions affecting our subsidiaries;
●	our ability to make investments;
●	mergers and consolidations by us or our subsidiaries;
●	sales of assets by us;
●	our ability to enter into transactions with affiliates;
●	our ability to incur liens; and

●	sale and leaseback transactions.

You should carefully read the applicable prospectus supplement and indenture for a description of the specific covenants applicable to the series of debt securities being offered.

Modification of the Indentures

Modifications and amendments of the indenture as it applies to a series of debt securities may be made without notice to any holder but with the written consent of the holders of a majority in principal amount of the then outstanding debt securities of such series.

However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

●	reduce the principal amount of debt securities whose holders must consent to an amendment, modification, supplement or waiver;
●	reduce the rate of or extend the time of payment for interest on any debt security;
●	reduce the principal amount or extend the stated maturity of any debt security;
●	reduce the amount payable upon the redemption of any debt security or add redemption provisions to any debt security;
●	make any debt security payable in money other than that stated in the indenture or the debt security; or
●	impair the right to institute suit for the enforcement of any payment with respect to the debt securities.

Without the consent of any holder, we and the trustee may amend or supplement the indenture to surrender any right or power conferred upon us by the indenture, to add further covenants, restrictions, conditions or provisions for the protection of holders, to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of our obligations under the indenture as permitted thereunder, to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture or to make any other change that does not adversely affect the rights of any holder.

Events of Default

Each of the following constitutes an event of default with respect to a series of debt securities:

●	our failure to pay interest (including additional interest, if applicable) on any debt securities within 30 days of when such amount becomes due and payable;
●	default in any payment of principal amount or redemption price with respect to any debt security when such amount becomes due and payable;
●	default in the performance of any applicable covenant or agreement with respect to the debt securities or the applicable indenture which continues for 60 days after we receive notice of such default;
●
default under any debt for money borrowed by us or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount in excess of a minimum amount set forth in the applicable indenture, without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after we receive notice of such default;

●
any judgment or judgments for the payment of money (to the extent not insured by a reputable and creditworthy insurer that has not contested coverage with respect to the underlying claim) in an aggregate amount in excess of a minimum amount set forth in the applicable indenture that shall be rendered against us or any subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

●	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

There may be such other or different events of default as described in the applicable prospectus supplement and indenture with respect to any class or series of offered debt securities.

A default under the third bullet point above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice.  Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

We will deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare, by notice to us in writing (and to the trustee, if given by holders of such debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the debt securities in such series then outstanding, plus accrued but unpaid interest to the date of acceleration.  In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us shall occur, such amount with respect to all the debt securities shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities.  After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

In addition, the holders of at least a majority in principal amount of the then outstanding debt securities of a series may waive an existing default and its consequences under the indenture, except a default in the payment of principal or interest and in respect of certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security in a series.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.  Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities.

No holder of debt securities will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

●	such holder has previously given to the trustee written notice of a continuing event of default;
●
the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made a written request and offered indemnity to the trustee reasonably satisfactory to it to institute such proceeding as trustee; and

●
the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any debt security for enforcement of payment of the principal of, and premium, if any, or interest on, such debt security on or after the respective due dates expressed in such debt security.

If a default with respect to the debt securities occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs.  The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interest of the holders of the debt securities.

We are required to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture.  Within 30 days after the occurrence of any default or event of default, we are required to deliver to the trustee written notice in the form of an officer’s certificate a statement specifying our status and what actions we are taking or propose to take with respect thereto.

Defeasance and Discharge

We may terminate at any time all our obligations with respect to any series of debt securities and the applicable indenture, which we refer to in this prospectus as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities.  In addition, we may also terminate at any time our obligations with respect to any series of debt securities with respect to certain covenants that are described in the applicable indenture, which we refer to in this prospectus as “covenant defeasance,” except for certain covenants, including the covenant to make payments in respect of the principal, premium, if any, and interest on the debt securities.  In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute events of default with respect to the debt securities.  We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default with respect thereto.  If we exercise the covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default specified in the third bullet point under “—Events of Default.”

The legal defeasance option or the covenant defeasance option with respect to a series of debt securities may be exercised only if:

●	we irrevocably deposit in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on such debt securities to maturity;
●
we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the debt securities to maturity;

●
123 days pass after the deposit is made and during the 123-day period no default described in the sixth bullet point under “—Events of Default” occurs with respect to us or any other person making such deposit which is continuing at the end of the period;

●	no default or event of default has occurred and is continuing on the date of such deposit;
●	such deposit does not constitute a default under any other agreement or instrument binding us;
●	we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940;

●	in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that:

●	we have received from the IRS a ruling; or
●
since the date of the indenture there has been a change in the applicable U.S. Federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of such debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

●
in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

●
we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of such debt securities have been complied with as required by the indenture.

A prospectus supplement will further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Discharge of the Indenture

When (i) we deliver to the trustee all outstanding debt securities of a series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of a series have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of a series, including interest thereon, and if in either case we pay all other sums related to such debt securities payable under the indenture by us, then the indenture shall, subject to certain surviving provisions, cease to be of further effect as to all outstanding debt securities of such series.  The trustee shall acknowledge satisfaction and discharge of the indenture with respect to such series of debt securities on our demand accompanied by an officers’ certificate and an opinion of counsel.

Regarding the Trustee

Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise.  The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

No Recourse

None of our directors, officers, employees, stockholders or affiliates, as such, will have any liability for any of our obligations under the debt securities or the indenture.  Each holder will waive and release all such liability subject to any liability imposed by the Securities Act or the Trust Indenture Act.

Provisions Applicable Only To Subordinated Debt Securities

As set forth in a prospectus supplement, the subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be subordinated to all of our existing and future senior indebtedness, as may be defined in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of DHT Maritime, Inc. (formerly Double Hull Tankers, Inc.) and its predecessor OSG Crude appearing in DHT Maritime, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2007 and the effectiveness of DHT Maritime, Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C.  Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

DHT Maritime, Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Jersey, the Channel Islands.  A majority of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside the United States.  As a result, you may have difficulty serving legal process within the United States upon us or any of these persons.  You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.  Furthermore, it is uncertain whether the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a “United States Holder,” as defined below, with respect to the acquisition, ownership and disposition of our common stock.  This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the United States dollar) may be subject to special rules.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN LAW OF THE OWNERSHIP OF COMMON STOCK.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to us and stockholders of our common stock.  We are incorporated in the Marshall Islands.  Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

United States Federal Income Tax Considerations

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, published administrative interpretations of the Internal Revenue Service, or “IRS,” and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis.

Taxation of Operating Income: In General

Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes.  As a result, for purposes of the discussion below, our subsidiaries are treated as branches of us rather than as separate corporations.

Unless exempt from United States federal income taxation under the rules contained in Section 883 of the Code (discussed below), a foreign corporation is subject to United States federal income taxation on its shipping income that is treated as derived from sources within the United States, referred to as “United States source shipping income.”  For these purposes “shipping income” means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses.  For tax purposes, United States source shipping income includes (i) 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States and (ii) 100% of shipping income that is attributable to transportation that both begins and ends in the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States.  Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.  We have not, nor do we believe we will, engage in transportation that produces income which is considered to be 100% from sources within the United States.

Exemption of operating income from United States federal income taxation

Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on its United States source shipping income if:

●	we are organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and
●	either:

(A) more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, referred to as the “50% Ownership Test,” or

(B) our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, referred to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to United States corporations.  Therefore, we will be exempt from United States federal income taxation with respect to our United States source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met.  As a result of the IPO, it is difficult to satisfy the 50% Ownership Test due to the widely-held ownership of our stock.

As to the Publicly-Traded Test, the regulations under Code Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.  We believe that our common stock, which is, and will continue to be, the sole class of our issued and outstanding stock, is , and will continue to be, “primarily traded” on the New York Stock Exchange, which is an established securities market for these purposes.

The Publicly-Traded Test also requires our common stock be “regularly traded” on an established securities market.  Under the regulations, our common stock is considered to be “regularly traded” on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on the market, referred to as the “listing threshold.”  The regulations further require that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year (as appropriately adjusted in the case of a short taxable year).  We believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests.  However, even if we do not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if our common stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.  We believe this is and will continue to be the case.

Notwithstanding the foregoing, a class of our stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of our outstanding stock, referred to as the “5 Percent Override Rule.”

In order to determine the persons who actually or constructively own 5% or more of our stock, or “5% Stockholders,” we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission as having a 5% or more beneficial interest in our common stock.  In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

In the event the 5 Percent Override Rule is triggered, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be “qualified stockholders” for purposes of Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during the taxable year.

We believe that we have satisfied and will continue to satisfy the Publicly-Traded Test and that the 5% Override Rule has not been and will not be applicable to us.  However, no assurance can be given that this will be the case in the future.

In any year that the 5 Percent Override Rule is triggered with respect to us, we are eligible for the exemption from tax under Section 883 only if we can nevertheless satisfy the Publicly-Traded Test (which requires, among other things, showing that the exception to the 5 Percent Override Rule applies) or if we can satisfy the 50% Ownership Test.  In either case, we would have to satisfy certain substantiation requirements regarding the identity of our stockholders in order to qualify for the Section 883 exemption.  These requirements are onerous and there is no assurance that we would be able to satisfy them.

To the extent the benefits of Section 883 are unavailable, our United States source shipping income, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions.  Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on its shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our United States source shipping income is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” United States source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%.  In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.

Our United States source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:

●	we had, or were considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and
●
substantially all of our United States source shipping income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not have, nor will we permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis.  Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our United States source shipping income is or will be “effectively connected” with the conduct of a United States trade or business.

United States taxation of gain on sale of vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles.  In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States.  It is expected that any sale of a vessel will be considered to occur outside of the United States.

United States Federal Income Taxation of “United States Holders”

As used herein, the term “United States Holder” means a beneficial owner of common stock that:

●
is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

●	owns our common stock as a capital asset; and
●	owns less than 10% of our common stock for United States federal income tax purposes.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.  If you are a partner in a partnership holding our common stock, we suggest that you consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies, or “PFICs,” below, any distributions made by us with respect to our common stock to a United States Holder will generally constitute dividends to the extent of its current or accumulated earnings and profits, as determined under United States federal income tax principles.  Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain.  Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us.  Dividends paid with respect to our common stock will generally be treated as “passive income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common stock to a United States Holder who is an individual, trust or estate (a “United States Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such United States Non-Corporate Holder at a preferential tax rate of 15% (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); (3) the United States Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.  Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a stockholder’s adjusted basis in a share of common stock—paid by us.  If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.  There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a United States Non-Corporate Holder, although we believe that they will be so eligible provided that we are not a PFIC, as discussed below.  Any dividends out of earnings and profits we pay which are not eligible for these preferential rates will be taxed at ordinary income rates in the hands of a United States Non-Corporate Holder.

In addition, even if we are not a PFIC, under proposed legislation, dividends of a corporation incorporated in a country without a “comprehensive income tax system” paid to United States Non-Corporate Holders would not be eligible for the 15% tax rate.  Although the term “comprehensive income tax system” is not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands.

Sale, exchange or other disposition of common stock

Provided that we are not a PFIC for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such stock.  Such gain or loss will be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition.  Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes.  Long-term capital gains of United States Non-Corporate Holders are eligible for reduced rates of taxation.  A United States Holder’s ability to deduct capital losses against ordinary income is subject to certain limitations.

PFIC status and significant tax consequences

Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a PFIC for United States federal income tax purposes.  In particular, United States Non-Corporate Holders will not be eligible for the 15% tax rate on qualified dividends.  In general, we will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder held its common stock, either

●	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or
●	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income.  By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Cravath, Swaine & Moore LLP (“Tax Counsel”) provided us with an opinion dated May 14, 2008 stating that it was more likely than not that we are not a PFIC.  This opinion was based on our operations and certain representations made by us and prior representations made by OSG, including representations that the terms of each ship management agreement and time charter, taken as a whole, as well as certain specific terms in each agreement, were in accordance with normal commercial practice for agreements made at arm’s length between unrelated parties.  Based on the foregoing, Tax Counsel concluded that, although there was no legal authority directly on point, the gross income we derived from the time chartering activities of our subsidiaries more likely than not constituted services income, rather than rental income.  Consequently, such income more likely than not did not constitute passive income, and the assets that we or our wholly owned subsidiaries owned and operated in connection with the production of such income, in particular, the vessels, more likely than not did not constitute passive assets for purposes of determining whether we were a PFIC.  Tax Counsel stated that there was legal authority supporting its position, consisting of case law and IRS pronouncements, concerning the characterization of income derived from time charters as services income for other tax purposes.  However, there was no legal authority specifically relating to the statutory provisions governing PFICs or relating to circumstances substantially similar to that of us.  In addition, the opinion of Tax Counsel was based on representations made by us and prior representations made by OSG that were not reviewed by the IRS.  As a result, the IRS or a court could disagree with our position.  No assurance can be given that this result will not occur.  We have not materially changed our operations since the time the opinion was given, and believe that the representations given to Tax Counsel at the time of the opinion remain true and accurate.  We therefore believe that we have not been, and are not currently, a PFIC, even after taking into account the new bareboat charters with respect to the Overseas Newcastle and Overseas London.  In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

As discussed more fully below, if we were treated as a PFIC for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder made an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.”  As an alternative to making a QEF election, a United States Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below.

Taxation of United States Holders making a timely QEF election

If we were a PFIC and a United States Holder made a timely QEF election, which United States Holder is referred to as an “Electing Holder,” the Electing Holder would report each year for United States federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain (which gain shall not exceed our earnings and profits for the taxable year), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder.  Any such ordinary income would not be eligible for the preferential tax rates applicable to qualified dividend income as discussed above.  The Electing Holder’s adjusted tax basis in the common stock would be increased to reflect taxed but undistributed earnings and profits.  Distributions of earnings and profits that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in the common stock and would not be taxed again once distributed.  An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incurred with respect to any year.  An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock.  A United States Holder would make a QEF election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his United States federal income tax return.  If we were treated as a PFIC for any taxable year, we would provide each United States Holder with all necessary information in order to make the QEF election described above. Even if a United States Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, different and more adverse tax consequences would apply.

Taxation of United States Holders making a “mark-to-market” election

Alternatively, if we were treated as a PFIC for any taxable year and, as we believe, our stock is treated as “marketable stock,” a United States Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations.  If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock.  The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.  A United States Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount.  Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder in income.

Taxation of United States Holders not making a timely QEF or “mark-to-market” election

Finally, if we were treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a “mark-to-market” election for that year, referred to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock.  Under these special rules:

●	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

●
the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC during the Non-Electing Holder’s holding period, would be taxed as ordinary income; and

●
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock.  If we were a PFIC and a Non-Electing Holder who was an individual died while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock.  Certain of these rules would apply to a United States Holder who made a QEF election for one of our taxable years if it were a PFIC in a prior taxable year during which the holder was a stockholder and for which the holder did not make a QEF election.

United States Federal Income Taxation of “Non-United States Holders”

A beneficial owner of common stock (other than a partnership) that is not a United States Holder is referred to herein as a “Non-United States Holder.”

Dividends on common stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that dividend income is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States.  If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, exchange or other disposition of common stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

●
the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

●	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders.  In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate United States Holder.  Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate United States Holder and you:

●	fail to provide an accurate taxpayer identification number;
●	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or
●	in certain circumstances, fail to comply with applicable certification requirements.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-United States Holder and you sell our common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption.  If you sell our common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment.  However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell our common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.  Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding tax is not an additional tax.  Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus.  This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information.  Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms.  Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference.  The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  For further information pertaining to the securities offered by this prospectus and DHT Maritime, Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports and other information with the Commission.  These periodic reports and other information are available for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above.  As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under New York Stock Exchange rules.  Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act of 1934, as amended.  In addition, as a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to short swing profit reporting and liability.

The Commission allows us to “incorporate by reference” information that we file with it.  This means that we can disclose important information to you by referring you to those filed documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended: (i) Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Commission on March 12, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed, and (ii) Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Requests for such information should be made to us at the following address:

26 New Street
St. Helier
Jersey JE2 3RA
Channel Islands
Phone +44 (0) 1534 639759
Email info@dhtankers.com

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains assumptions, expectations, projections, intentions and beliefs about future events.  When used in this document, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These statements are intended as “forward-looking statements.”  We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders, and other written materials.  We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.  The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled “Risk Factors” on page 9 of this prospectus.

All statements in this document that are not statements of historical fact are forward-looking statements.  Forward-looking statements include, but are not limited to, such matters as:

●	future payments of dividends and the availability of cash for payment of dividends;

●	future operating or financial results, including with respect to the amount of basic hire and additional hire that we may receive;

●	statements about future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

●	statements about tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

●	expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels’ useful lives;

●	expectations about the availability of insurance on commercially reasonable terms;

●	our ability to repay our credit facility, to obtain additional financing and to obtain replacement charters for our vessels;

●	assumptions regarding interest rates;

●	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

●	greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

●	changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

●	change in the rate of growth of the world and various regional economies;

●	risks incident to vessel operation, including discharge of pollutants; and

●	unanticipated changes in laws and regulations.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

Our bylaws provide that we shall, subject to the limitations contained in the Marshall Islands Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

The form of underwriting agreement, which is filed as Exhibit 1.1 to this registration statement, provides that the underwriters to be named therein agree to indemnify us and hold us harmless, together with each of our directors, officers and controlling persons from and against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.  This form of underwriting agreement also provides that such underwriters will contribute to amounts paid or payable by such indemnified persons as a result of certain liabilities under the Securities Act of 1933, as amended.

Item 9.  Exhibits.

The exhibits listed in the following table have been filed as part of this registration statement.

Number	Exhibit Description
1.1	Form of Underwriting Agreement (for equity securities)†
1.2	Form of Underwriting Agreement (for debt securities)*
4.1	Form of Debt Securities Indenture†
5.1	Opinion of Reeder & Simpson P.C.†
8.1	Tax Opinion of Cravath, Swaine & Moore LLP†
10.1	Employment Agreement of Eirik Ubøe†
10.2	Amendment to Employment Agreement of Tom R. Kjeldsberg†
12.1	Computation of Ratio of Earnings to Fixed Charges†
23.1	Consent of Ernst & Young LLP
23.2	Consent of Reeder & Simpson P.C. (contained in Exhibit 5.1)†
23.3	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1)†
24.1	Powers of Attorney†
25.1	Statement of Eligibility of Trustee**
___________________

†	Previously filed.

*
To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report of the registrant filed pursuant to the Securities Exchange Act of 1934 and incorporated herein by reference.

**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture of Act of 1939.

Item 10.  Undertakings.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, that is part of this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 under the Securities Act of 1933, as amended, if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement.

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)
That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9)
To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oslo, Norway, on August 12, 2008.

DHT MARITIME, INC.

By:	/s/ Eirik Ubøe
Eirik Ubøe
Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*
OLE JACOB DIESEN	Chief Executive Officer (Principal Executive Officer)	August 12, 2008
*
EIRIK UBØE	Chief Financial Officer (Principal Financial and Accounting Officer)	August 12, 2008
*
ERIK A. LIND	Chairman of the Board	August 12, 2008
*
RANDEE DAY	Director	August 12, 2008
*
ROLF A. WIKBORG	Director	August 12, 2008
*
DONALD J. PUGLISI Managing Director Puglisi & Associates	Authorized Representative in the United States	August 12, 2008

* By:	/s/ Eirik Ubøe
EIRIK UBØE Attorney-in-Fact